Exhibit 99.(a)(11)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

OF

6.75% SERIES D PREFERRED STOCK

OF

EAGLE POINT CREDIT COMPANY INC.

Eagle Point Credit Company Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that the Board of Directors of the Corporation (the “Board of Directors,” which term as used herein shall include any duly authorized committee of the Board of Directors) has duly adopted resolutions approving the following amendments to the Certificate of Designation (the “Certificate of Designation”) of 6.75% Series D Preferred Stock (the “Series D Preferred Stock”) of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, as set forth below:

1.	The first sentence of Section 1.1 of the Certificate of Designation shall be amended and restated as follows:

“A series of 4,500,000 shares of the preferred stock, par value $0.001 per share, authorized by the Certificate of Incorporation are hereby designated as the Series D Preferred Stock.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its duly authorized officer as of this 16th day of September 2024.

EAGLE POINT CREDIT COMPANY INC.

By:	/s/ Kenneth Onorio
	Name:	Kenneth Onorio
	Title:	Chief Financial Officer